Exhibit 23.1

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-282546) of VSee Health, Inc. (the “Company”) of our report dated August 27, 2025, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements as of and for the year ended December 31, 2024, which appears in this Form 10-K.

     /s/ WithumSmith+Brown, PC

San Francisco, California

August 27, 2025